    Exhibit 19.1

INSIDER TRADING POLICY

APPROVED BY THE BOARD OF DIRECTORS ON JUNE 30, 2021; AMENDED BY THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE ON MAY 24, 2022
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PURPOSE

This Insider Trading Policy (the “Policy”) determines acceptable transactions in the securities of Cytek Biosciences, Inc. (together with its subsidiaries, the “Company” or “Cytek”) by our employees, directors and consultants. During the course of your employment, directorship or consultancy with the Company, you may receive material information that is not yet publicly available (“inside information”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing in, the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”). Cytek opposes the unauthorized disclosure of any inside information acquired in the course of your service with the Company and the misuse of inside information in securities trading. Any such actions will be deemed violations of this Policy.

INSIDER TRADING POLICY

Scope

This Policy applies to all Cytek employees, directors and consultants (as may be determined by the Company’s Chief Legal Officer), their respective family members and other household members, and all companies controlled by those covered by this Policy (“Covered Persons”). Except for the limited exceptions provided below, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess inside information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities, and any arrangements that affect economic exposure to changes in the prices of these securities, such as transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Securities Transactions

Use of inside information by someone for personal gain, or to pass on the inside information (“tipping”) to someone who uses it for personal gain (“tippee”), is illegal and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided.

Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. You may never recommend to another person that he or she buy, hold or sell our stock. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of Cytek or other companies with which Cytek does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Company’s Chief Legal Officer or Chief Financial Officer.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

(a)    financial results, financial condition, earnings pre-announcements, business plans, budgets, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance;

(b)    material new product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;

(c)    significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;

(d)    major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

(e)    creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

(f)    scientific, technology, legal or regulatory developments or results;

(g)    major personnel changes, such as changes in senior management or lay-offs;

(h)    possible tender offers or proxy fights;

(i)    restatements of financial results, or significant impairments or writeoffs;

(j)    significant litigation or related settlements;

(k)    impending bankruptcy or financial liquidity problems;

(l)    gain or loss of significant contracts or relationships with customers, distributors or suppliers;

(m)    changes in independent auditors, or notification that the Company may no longer rely on an audit report;

(n)    licensing or other corporate partner relationships;

(o)    significant developments in research and development or relating to intellectual property; and

(p)    the existence of a special blackout period.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. The term “trading day” means a day on which U.S. national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

Confidentiality of Inside Information

All employees and consultants of the Company are required to sign and comply with a confidentiality agreement in connection with commencement of service to the Company. The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed. You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession.

STOCK TRADING BY COVERED PERSONS

We require that all Covered Persons limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

Trading Window

Generally, except as set forth in this Policy, all Covered Persons may buy or sell securities of the Company only during an open “trading window” that opens two full trading days after the public dissemination of the Company’s annual or quarterly financial results and closes on the fifteenth (15th) calendar day of the last month of each fiscal quarter. The trading window may be closed early, may not open or a special blackout period may be implemented (i.e., the trading window closes) if, in the judgment of the Company’s (i) Chief Executive Officer and (ii) Chief Legal Officer or Chief Financial Officer, there exists undisclosed information that would make trades by Covered Persons inappropriate. It is important to note that the fact that the trading window has closed early or has not opened should be considered inside information. Trading during a closed trading window is not allowed regardless of extenuating circumstances.

Exceptions to Trading Window Restrictions

1.    ESPP/Option Exercises. Employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Covered Persons may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this Policy.

2.    10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer or other member of management that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1 and the Company’s internal policy relating to Trading Plans, at the time when such individual was not in possession of inside information about the Company and the Company’s trading window is open, and (ii) the Trading Plan was reviewed and approved by the Company’s Chief Legal Officer prior to establishment, solely to confirm compliance with this Policy and the securities laws. Any amendment or termination of an effective Trading Plan must be approved by the Company’s Chief Legal Officer.

3.    Receipt and vesting of equity awards. The trading restrictions under this Policy do not apply to the grant or award to you of equity awards. This Policy also does not apply to the vesting, cancellation or forfeiture of equity awards in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any such securities.

4.    Change in Form of Ownership. Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

5.    Other Exceptions. Any other exception from this Policy must be approved by the Board of Directors or an independent committee of the Board of Directors in consultation with Company’s Chief Legal Officer.

Pre-Clearance of Transactions

In addition to the requirements of above, the individuals listed on Exhibit A attached hereto, as may be amended from time to time by the Company’s Chief Legal Officer (“Pre-Clearance Persons”), must first obtain pre-clearance of the transaction from the Company’s Chief Legal Officer or Chief Financial Officer (the “Clearing Officer”) by completing the pre-clearance form attached hereto as Exhibit B and submitting the same to the Clearing Officer at least two business days in advance of the proposed transaction; provided, however, Pre-Clearance Persons who are not subject to the reporting obligations under Section 16 of the Exchange Act are not required to obtain pre-clearance approval for transactions that are exempt from trading window restrictions. In the event pre-clearance approval is required, the Clearing Officer will determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. The Clearing Officer shall not clear his/her own transactions and may not engage in a transaction involving the Company’s securities unless the transaction has been pre-cleared by the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, as the case may be. Pre-cleared transactions not completed within five trading days from the approval date shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information and ensure compliance with applicable laws on resale restrictions and reporting obligations of officers and directors. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Clearing Officer that you are not in possession of material nonpublic information. The Clearing Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan shall also be given to a Clearing Officer. Upon completion of any transaction, the directors, employees or consultants must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Prohibition of Speculative or Short-Term Trading

No Covered Person may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to the Company’s stock at any time.

Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

DURATION OF POLICY’S APPLICABILITY

This Policy applies to transactions by Covered Persons in the Company’s stock or the stock of other public companies engaged in business transactions with the Company so long as you continue to provide services to the Company. Please note that the securities laws continue to apply to your securities transactions after your relationship with the Company concludes. Accordingly, if you are in possession of inside information when your relationship with the Company concludes, you should not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material. The ultimate responsibility for complying with applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PENALTIES

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. If the Company has a reasonable basis to conclude that an employee, director, or consultant has failed to comply with this Policy, such person may be subject to disciplinary action by the Company, up to and including dismissal for cause if the person is an employee, or subject to termination of services if the person is a director or consultant, regardless of whether or not failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy. A Covered Person who has questions about this policy should contact his or her own attorney, the Company’s Chief Legal Officer at vbarnett@cytekbio.com. Please also see Frequently Asked Questions attached hereto as Exhibit C.

TRADING BY THE COMPANY

The Company will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable stock exchange listing standards of The Nasdaq Stock Market LLC.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all existing directors, employees and certain consultants of the Company (as may be determined by the Company’s Chief Legal Officer) promptly following its adoption and to all new directors, employees and certain consultants (as may be determined by the Company’s Chief Legal Officer) when they commence service with the Company. Each director, employee and applicable consultant of the Company is required to acknowledge that he or she understands this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law and approval by the Company’s the Board of Directors or an independent committee of the Board of Directors. For the avoidance of doubt, immaterial updates or changes to the Policy will not require such approval. A current copy of the Company’s policies may be obtained by contacting the Company’s Chief Legal Officer.

* * *

EXHIBIT A

Individuals Subject to Pre-Clearance Requirements

Maintained by the Chief Legal Officer

EXHIBIT B

Pre-Clearance Form

To: Clearing Officer of Cytek Biosciences, Inc. (the “Company”)

In connection with my proposal to execute a transaction in securities of the Company, the general terms of which are set forth below, on or about , I hereby request that the Company pre-clear the proposed transaction pursuant to the Company’s Insider Trading Policy (the “Policy”). I hereby certify that that I have carefully read and understand the Policy and all other applicable materials provided by the Company and that:

●    I am not aware of any material nonpublic information about the Company and will not enter into the transaction if I come into possession of material nonpublic information about the Company between the date hereof and the proposed execution date;
●    To the best of my knowledge, the proposed transaction complies with the Policy and any other criteria established by the Company with respect to such transaction;
●    I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. I understand that the Company may require additional information about the transaction, and agree to provide such information upon request; and
●    I have not entered into or altered a corresponding or hedging transaction or position with respect to the Company’s securities subject to the proposed transaction and I hereby agree not to enter into any such transaction pursuant to this request;
●    I hereby confirm that I shall not engage in any short-swing trading i.e. buying and selling (or selling and buying) Company securities within a six-month time frame;
●    I give the Company express permission to publicly disclose information regarding the proposed transaction; and
●    Upon executing a transaction, I will immediately notify the Company in order to allow timely filing of a Form 4, as applicable, with the Securities and Exchange Commission.

The general nature of the transaction is as follows:

    Purchase or sell shares of the Company’s common stock in the open market

    Employee Stock Purchase Plan (enroll, make investment change or discontinue participation)

    Transfer the Company’s common stock to another person (includes family members)

    Other [explain]

I acknowledge and agree that clearance of a transaction is valid only for a period of five trading days. If the transaction is not placed within that period, clearance of the transaction must be re-requested.

Date:     Signature:

    Name:
    (Please Print)

The undersigned Clearing Officer of the Company hereby approves the aforementioned transaction and confirms that the proposed timeline of the transaction is within an open trading window.

Date:     Signature:

    Name:
    (Please Print)

THE TRADE MUST OCCUR ON OR BEFORE .

EXHIBIT C
Frequently Asked Questions
1.    What is insider trading?

A:    Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.

2.    Why is insider trading illegal?

A:    If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

3.    What is material, nonpublic information?

A:    Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.

4.    Who can be guilty of insider trading?

A:    Anyone who buys or sells a security while in possession of material, nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Cytek– if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.

5.    Does Cytek have an insider trading policy?

A:    Yes.

6.    What if I work in a foreign office?

A:    There is no difference. The policy and law apply to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (the SEC) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally- based individuals and firms. In addition, as a Cytek employee, our policies apply to you no matter where in the world you work.

7.    What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A:    That is called “tipping.” You are the “tipper” and the other person is called the “tippee”. If the tippee buys or sells based on that material, nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material, non-public information about Cytek with anyone outside Cytek, including spouses, partners, family members, friends, or business associates. This includes anonymous discussion on the Internet about Cytek or companies with which Cytek does business.

8.    What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A:    That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.

9.    What are the penalties if I trade on inside information, or tip off someone else?

A:    Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained, or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

10.    What is “loss avoided”?

A:    If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.    Am I restricted from trading securities of any companies except Cytek (for example a customer or competitor of Cytek)?

A:    Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Cytek, you sometimes obtain sensitive, material information about other companies and their business dealings with Cytek.

12.    So if I do not trade Cytek securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A:    Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13.    If I am aware of new product or service developments that have not been announced to the public, do I possess material non-public information?

A:    Maybe. In most circumstances, Cytek does not consider new product and service developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances where a new product or service in development or issues with respect to current or past products or services could be so significant that it constitutes material non-public information. You should contact the Company’s Chief Legal Officer if you have any questions.

14.    So when can I buy or sell my Cytek securities?

A:    According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until the third trading day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may trade in our common stock only during an open trading window. (If in doubt, you should confirm with the Company’s Chief Legal Officer or Chief Financial Officer whether the Company is in an open trading window .)

15.    If I have an open order to buy or sell Cytek securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?

A:    No. Although certain orders allow you to designate upfront that the order should be canceled upon the closing of the Company’s trading window, it is your responsibility to confirm cancellation of these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

16.    Am I allowed to trade derivative securities of Cytek? Or, short Cytek common stock?

A:    No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options”. These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

17.    Why does Cytek prohibit trading in derivative securities and short selling?

A:    Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

18.    Can I purchase Cytek securities on margin or hold them in a margin account?

A:    Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

19.    Why does Cytek prohibit me from purchasing Cytek securities on margin or holding them in a margin account?

A:    Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and Cytek could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

20.    Can I exercise stock options during a closed trading window or when I possess material nonpublic information?

A:    Yes. You may exercise the option for cash and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a closed trading window or any time that you have material, nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

21.    Am I subject to the trading window if I am no longer an employee of Cytek?

A:    No. If your employment with Cytek ends, Cytek’s policy will no longer apply to you. However, even if you are not subject to our policy after you leave Cytek, applicable securities laws will continue to apply and you should not trade in Cytek securities if you possess material non-public information. That restriction stays with you as long as the information you possess is material and not released by Cytek. The ultimate responsibility for complying with applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

22.    Can I gift stock while I possess material nonpublic information or during a closed trading window?

A:    Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a closed trading window.

23.    What if I purchased publicly-traded options or other derivative securities before I became a Cytek employee (or contractor or consultant)?

A:    The same rules apply as for employee stock options. You may exercise the publicly-traded options for cash at any time, but you may not sell such securities during a closed trading window or at any time that you have material, nonpublic information. When you become a Cytek employee, you must report to our Chief Legal Officer or Chief Financial Officer that you hold such publicly traded options or other derivative securities.

24.    May I own shares of a mutual fund that invests in Cytek?

A:    Yes.

25    Are mutual fund shares holding Cytek subject to the trading windows?

A:    No. You may trade in mutual funds holding our common stock at any time.

26.    May I use a “routine trading program” or “10b5-1 plan”?

A:    Yes, subject to the requirements discussed in our Insider Trading Policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact our Chief Legal Officer for approval.

27.    What happens if I violate our insider trading policy?

A:    Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with Cytek. In addition, you may be subject to criminal and civil enforcement actions by the government.

28.    Who should I contact if I have questions about our insider trading policy?

A:    You should contact our Chief Legal Officer, Valerie Barnett, at vbarnett@cytekbio.com.